Exhibit 99

                   News Release

Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS THIRD QUARTER RESULTS

•	Third Quarter EPS of $0.15 is unchanged from 2011
•	Year-to-date 2012 EPS of $0.56, an increase of 14.3% from 2011
•	Revenue decreased 1% from the third quarter of 2011, year-to-date revenue increased 2.1%
•	Company repurchased $2.2 million of its common stock during the first nine months of 2012
•	Company reiterates 2012 EPS guidance of $0.70 to $0.75 per share

Lincoln, RI – October 24, 2012 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the third quarter ended September 29, 2012.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “Our third quarter performance kept us on track to deliver our 2012 EPS guidance.  The Cross Optical Group continued to perform well and is expected to grow revenue 13% and deliver more than 15% operating margin in the full year 2012.  The Cross Accessory Division, however, despite growth in the Americas and Asia was challenged in the European markets.  Due to the programs that we have put in place, we believe that the Accessory Division trend will improve during the important fourth quarter selling season. On a consolidated basis, A.T. Cross continues to generate strong cash from operations, buy back stock and stay focused on creating shareholder value.”

Third Quarter 2012 Results

Consolidated revenue for the third quarter of 2012 decreased 0.9% to $43.4 million compared to $43.8 million in the third quarter of 2011.  The Cross Optical Group (COG) had third quarter revenue of $19.5 million, an 8.0% increase compared to last year.  The Cross Accessory Division (CAD) had third quarter revenue of $23.9 million, a 7.2% decrease compared to $25.8 million last year.

Gross margin in the quarter was 53.3%, compared to last year’s third quarter gross margin of 53.7%.

Operating income in the quarter was $2.6 million, as compared to $3.0 million in the third quarter of last year.

Net income for the third quarter was $2.0 million, or $0.15 per diluted share, compared to $1.9 million, or $0.15 per diluted share, last year.

Year-To-Date 2012 Results

Consolidated revenue for the first nine months of 2012 increased by 2.1% to $134.1 million compared to $131.4 million for the same period of 2011.  CAD revenue was $67.2 million, 6.3% lower compared to last year, while COG revenue grew 12.2% to $66.9 million from $59.7 million in 2011.

Gross margin for the nine months of 2012 was 55.6% or 80 basis points below the 2011 nine month period.

Year-to-date operating income was $10.6 million or 6.5% higher than the 2011 operating income of $10.0 million.

Stock Repurchase

In the third quarter, the Company repurchased $0.7 million of its Class A common stock.  Year-to-date, the Company has repurchased $2.2 million of its Class A common stock.

Guidance

The Company is reiterating its 2012 earnings per share guidance of $0.70 to $0.75 per share.

Conference Call

            The Company’s management will host a conference call today, October 24, 2012 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning Cross-branded quality writing instruments, timepieces, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected continued operating results for COG and CAD during the fourth quarter of 2012 and the expected overall results for A.T. Cross).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to the potential effect of both domestic and international economic issues, particularly in Europe, on consumer confidence, as well as consumer preferences and consumers’ willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of October 24, 2012.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011

Net sales	$43,396	$43,809	$134,149	$131,359
Cost of goods sold	20,249	20,300	59,618	57,288
Gross Profit	23,147	23,509	74,531	74,071

Selling, general and administrative expenses	17,699	17,396	55,528	56,069
Service and distribution costs	2,123	2,325	6,338	6,020
Research and development expenses	679	746	2,055	2,024
Operating Income	2,646	3,042	10,610	9,958
Interest and other expense	(147)	(657)	(558)	(1,010)
Income Before Income Taxes	2,499	2,385	10,052	8,948
Income tax provision	460	440	2,814	2,579
Net Income	$2,039	$1,945	$7,238	$6,369

Net Income per Share:
Basic	$ 0.16	$ 0.16	$ 0.59	$ 0.52
Diluted	$ 0.15	$ 0.15	$ 0.56	$ 0.49

Weighted Average Shares Outstanding:
Basic	12,729	12,244	12,357	12,183
Diluted	13,326	13,040	12,978	12,975

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
Segment Data: Cross Accessory Division
Net Sales	$23,947	$25,795	$67,197	$71,681
Operating Income (Loss)	182	786	(980)	(63)

Segment Data: Cross Optical Group
Net Sales	$19,449	$18,014	$66,952	$59,678
Operating Income	2,464	2,256	11,590	10,021

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 29, 2012	October 1, 2011
Assets
Cash and cash equivalents	$20,599	$13,184
Short-term investments	226	367
Accounts receivable	29,650	29,507
Inventories	39,449	43,787
Deferred income taxes	3,930	4,074
Other current assets	7,963	6,843
Total Current Assets	101,817	97,762

Property, plant and equipment, net	14,165	14,253
Goodwill	15,279	15,279
Intangibles and other assets	10,566	11,742
Deferred income taxes	11,325	9,820

Total Assets	$153,152	$148,856

Liabilities and Shareholders' Equity
Line of credit	$17,000	$0
Accounts payable and other current liabilities	25,475	23,775
Retirement plan obligations	2,600	2,452
Income taxes payable	1,299	1,167
Total Current Liabilities	46,374	27,394

Long-term debt	0	21,221
Retirement plan obligations	17,974	14,501
Deferred gain on sale of real estate	1,825	2,346
Other long-term liabilities	469	452
Accrued warranty costs	1,347	1,578
Shareholders' equity	85,163	81,364

Total Liabilities and Shareholders' Equity	$153,152	$148,856

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com